UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported)
August 25, 2010
TARGA RESOURCES PARTNERS LP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-33303 (Commission File Number)	65-1295427 (IRS Employer Identification No.)
1000 Louisiana, Suite 4300
Houston, TX 77002
(Address of principal executive office and Zip Code)
(713) 584-1000
(Registrants’ telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.
Contribution, Conveyance and Assumption Agreement
     Targa Resources Partners LP (the “Partnership”) previously announced that it had entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Targa Versado Holdings LP (the “Seller”), pursuant to which the Seller has agreed to sell to the Partnership (i) all of the member interests in Targa Versado GP LLC, a Delaware limited liability company (“Targa Versado GP”) and (ii) all of the limited partner interests in Targa Versado LP, a Delaware limited partnership (“Targa Versado LP”) (such member interests in Targa Versado GP and limited partner interests in Targa Versado LP being collectively referred to as the “Purchased Interests”), for aggregate consideration of $247 million, subject to certain adjustments.
          Targa Versado GP and Targa Versado LP (together, the “Companies”) collectively own a 63% ownership interest in Versado Gas Processors, L.L.C., which conducts a natural gas gathering and processing business in New Mexico consisting of the business and operations involving the Eunice, Monument and Saunders gathering and processing systems, processing plants and related assets (collectively, the “Business”).
     In accordance with the Purchase Agreement, on August 25, 2010, the Partnership, Targa North Texas GP LLC, an indirect, wholly-owned subsidiary of the Partnership (“TNT”), and the Seller entered into a Contribution, Conveyance and Assumption Agreement (the “Contribution Agreement”) pursuant to which the Seller contributed the Purchased Interests to TNT in exchange for aggregate consideration of $247 million, subject to certain adjustments. The Partnership used cash, funded through borrowings under the Partnership’s senior secured revolving credit facility, and the issuance to the Seller of common units representing limited partner interests in the Partnership and general partner units representing general partner interests in the Partnership, to fund the aggregate consideration for the Purchased Interests. The description of the Contribution Agreement is qualified in its entirety by reference to the Contribution Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.
     The board of directors of Targa Resources GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), approved the acquisition of the Purchased Interests based on a recommendation from its conflicts committee. The conflicts committee, which is comprised entirely of independent directors, retained independent legal and financial advisers to assist it in evaluating and negotiating the transaction.
Relationships
     Each of the Seller, the Partnership, the General Partner and TNT are indirect subsidiaries of Targa Resources, Inc. (“Targa”). As a result, certain individuals, including officers and directors of Targa, serve as officers and/or directors of more than one of such entities. The General Partner, as the general partner of the Partnership, holds a 2% general partner interest and incentive distribution rights in the Partnership.

Item 2.01	Completion of Acquisition or Disposition of Assets.
     The descriptions under the headings “Contribution, Conveyance and Assumption Agreement” and “Relationships” under Item 1.01 are incorporated in this Item 2.01 by reference. A copy of the Contribution Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated in this Item 2.01 by reference.
     The Partnership used cash, funded through borrowings under the Partnership’s senior secured revolving credit facility, to fund $245 million of the aggregate consideration for the Purchased Interests. Affiliates of the following lenders under the Partnership’s senior secured revolving credit facility have performed from time to time and may be performing investment banking, advisory and other services for Targa and for the Partnership: Bank of America, N.A., The Royal Bank of Scotland PLC, Wells Fargo Bank, National Association, Barclays Bank PLC, Deutsche Bank Securities Inc., Deutsche Bank Trust Company Americas, Compass Bank, BNP Paribas, Citibank, N.A., JPMorgan Chase Bank, N.A., Royal Bank of Canada, ING Capital LLC, Sumitomo Mitsui Banking Corporation, Morgan Stanley Bank, N.A., UBS Loan Finance LLC, Comerica Bank, U.S. Bank National Association, Capital One, N.A., Raymond James Bank, FSB, Natixis, Credit Suisse AG, Cayman Islands Branch, Amegy Bank National Association, Caterpillar Financial Services Corporation and Goldman Sachs Bank USA.

Item 3.02	Unregistered Sales of Equity Securities.
     The description in Item 2.01 above is incorporated herein by reference. Pursuant to the Purchase Agreement, 1% of the $247 million consideration, subject to certain adjustments, paid to the Seller by the Partnership on August 25, 2010 to acquire the Purchased Interests consisted of 89,813 common units representing limited partner interests in the Partnership and 1,833 general partner units representing general partner interests in the Partnership, each valued at $26.9748 per unit. The issuance of the common units and general partner units to Targa’s subsidiaries pursuant to the Purchase Agreement did not involve a public offering of securities and was undertaken in reliance upon the exemption from the registration requirements of the Securities Act of 1933 afforded by Section 4(2). The Partnership believes that exemptions other than the foregoing exemption may exist for these transactions.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Contribution, Conveyance and Assumption Agreement, dated August 25, 2010, by and among Targa Resources Partners LP, Targa Versado Holdings LP and Targa North Texas GP LLC.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGA RESOURCES PARTNERS LP

	By:	Targa Resources GP LLC,
its general partner

Dated: August 26, 2010	By:	/s/ Jeffrey J. McParland

Jeffrey J. McParland
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Contribution, Conveyance and Assumption Agreement, dated August 25, 2010, by and among Targa Resources Partners LP, Targa Versado Holdings LP and Targa North Texas GP LLC.